                                                                    EXHIBIT 12.1

                           EL PASO ENERGY CORPORATION


                  COMPUTATION OF EARNINGS TO FIXED CHARGES AND

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS


                                               FOR THE NINE
                                                  MONTHS
                                                   ENDED
                                               SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                               -------------   -------------------------------------
                                                  1998(2)      1997    1996    1995    1994    1993
                                               -------------   -----   -----   -----   -----   -----
                                                               (DOLLARS IN MILLIONS)
Earnings
  Income from continuing operations..........      $ 165       $ 186   $  38   $  85   $  90   $  92
  Income taxes...............................         93         129      25      48      58      59
  Minority interest..........................         19          25       2       0       0       0
                                                   -----       -----   -----   -----   -----   -----
  Income from continuing operations before
     income taxes and minority interest......        277         340      65     133     148     151
  Interest and debt expense..................        189         218     100      85      76      71
  Interest component of rentals..............          7           7       5       3       3       3
  Distributions in excess of earnings on
     equity investments (undistributed
     earnings on equity investments).........        (20)         --      --      --      --      --
                                                   -----       -----   -----   -----   -----   -----
          Total earnings available for fixed
            charges..........................      $ 453       $ 565   $ 170   $ 221   $ 227   $ 225
                                                   =====       =====   =====   =====   =====   =====
Fixed charges
  Interest and debt expense..................      $ 189       $ 218   $ 100   $  85   $  76   $  71
  Interest components of rentals.............          7           7       5       3       3       3
                                                   -----       -----   -----   -----   -----   -----
  Fixed charges excluding preferred stock
     dividend requirement....................        196         225     105      88      79      74
  Preferred stock dividend requirements......         28          25       2      --      --      --
                                                   -----       -----   -----   -----   -----   -----
          Total fixed charges................      $ 224       $ 250   $ 107   $  88   $  79   $  74
                                                   =====       =====   =====   =====   =====   =====
Ratio of Earnings to Fixed Charges(1)........       2.02        2.26    1.59    2.51    2.87    3.04
                                                   =====       =====   =====   =====   =====   =====


---------------


(1) The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since El Paso Energy has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.



(2) Because of the seasonal nature of El Paso Energy's business, the ratio for the nine month period may not necessarily be indicative of the ratio that will result for the full year 1998.



     For purposes of calculating these ratios: (i) "fixed charges" represent interest cost (exclusive of interest on rate refunds), amortization of debt costs, the estimated portion of rental expense representing the interest factor, and pretax preferred stock dividend requirements of majority-owned subsidiaries; and (ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, the portion of rental expense representing the interest factor, and the actual amount of any preferred stock dividend requirements of majority owned subsidiaries, adjusted to reflect actual distributions from equity investments.